Exhibit 10.2

EMPLOYMENT AGREEMENT

AGREEMENT dated as of March 18, 2014, by and between MONSTER BEVERAGE CORPORATION, a Delaware corporation (the "Corporation"), and HILTON H. SCHLOSBERG (the "Executive").

WHEREAS, the Corporation and the Executive are parties to that certain Employment Agreement dated as of March 6, 2009 (the "2009 Employment Agreement"); and

WHEREAS, the Corporation and the Executive desire to terminate the 2009 Employment Agreement and replace the 2009 Employment Agreement with this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and other good and valuable consideration, the Corporation and the Executive agree as follows:

1. Termination of 2009 Employment Agreement.  The 2009 Employment Agreement is hereby terminated effective January 1, 2014 and is void and shall have no further force or effect as of such date.

2. Employment.  The Corporation shall employ the Executive and the Executive agrees to serve as an executive of the Corporation, in such capacities and upon such conditions as are hereinafter set forth.

3. Definitions.

(a) "Cause" shall mean (i) an act or acts of dishonesty or gross misconduct on the Executive's part which result in or are intended to result in material damage to the Corporation's business or reputation or (ii) repeated material violations by the Executive of his obligations under Section 5 of this Agreement which violations are demonstrably willful and deliberate on the Executive's part and which result in material damage to the Corporation's business or reputation and as to which material violations the Board of Directors of the Corporation has notified the Executive in writing.

(b) "Constructive Termination" shall mean:

(i) without the written consent of the Executive, (A) the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive's position, authority or responsibilities as contemplated by Section 5 of this Agreement, or (B) any other substantial adverse change in such position, including titles, authority or responsibilities;

(ii) any failure by the Corporation to comply with any of the provisions of this Agreement, other than an insubstantial or inadvertent failure remedied by the Corporation promptly after receipt of notice thereof given by the Executive;

(iii) the Corporation's requiring the Executive without his consent to be based at any office or location outside of Riverside or Orange Counties, California except for travel reasonably required in the performance of the Executive's responsibilities; or

(iv) any failure by the Corporation to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 14(b), provided that the successor has had actual written notice of the existence of this Agreement and its terms and an opportunity to assume the Corporation's responsibilities under this Agreement during a period of 10 business days after receipt of such notice.

4. Employment Period.  The "Employment Period" shall be the period commencing January 1, 2014, and ending on December 31, 2018, subject to extension or termination as hereinafter provided.  On December 31, 2018, and on each December 31 thereafter, the Employment Period shall be automatically extended by one additional year unless prior to June 30, 2018, or any subsequent June 30, the Corporation shall deliver to the Executive or the Executive shall deliver to the Corporation written notice that the Employment Period will not be extended (a "Non-Renewal Notice"), in which case the Employment Period will end at its then scheduled expiration date and shall not be further extended except by written agreement of the Corporation and the Executive.

5. Position and Duties.

(a) No Reduction in Position.  During the Employment Period, the Executive's position (including titles), authority and responsibilities (including, without limitation, reporting authority and responsibility) shall be at least commensurate with the position of President and Chief Operating Officer.  It is understood that, for purposes of this Agreement, such position, authority and responsibilities shall not be regarded as not commensurate merely by virtue of the fact that a successor shall have acquired all or substantially all of the business and/or assets of the Corporation as contemplated by Section 14(b) of this Agreement, provided that the Executive shall continue to have a position and authority and responsibilities with respect to such successor or affiliated company substantially corresponding to that of the Executive with respect to the Corporation prior to such acquisition.  As used in this Agreement, the term "affiliated company" means any company controlling, controlled by, or under common control with the Corporation.  During the Employment Period, the Executive also agrees to serve without additional compensation as President of Monster Energy Company ("MEC"), the Corporation's wholly-owned subsidiary.

(b) Business Time.  During the Employment Period, the Executive agrees to devote his full business time during normal business hours to the business and affairs of the Corporation and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities.  Notwithstanding the foregoing, the Executive may (i) with the prior written consent of the Board, serve on boards, committees and commissions of charitable organizations and (ii) manage his personal investments; provided that such activities do not materially interfere with the performance of the Executive's duties or breach Section 13 hereof.

6. Compensation.

(a) Base Salary.  During the Employment Period, the Executive shall receive a base salary (the "Base Salary"), payable bi-weekly or in such other installments as may be agreed upon, at a minimum annual rate of $600,000, effective January 1, 2014.  The Corporation shall review the Base Salary annually and in light of such review may, in the discretion of the Board of Directors of the Corporation increase (but not decrease) the Base Salary, and such adjusted Base Salary shall then constitute the "Base Salary" for purposes of this Agreement.

(b) Bonus.  In addition to the Base Salary, the Executive may be granted a bonus ("Bonus"), payable at such times, and in such amounts, as may be fixed from time to time at the discretion of the Board of Directors.

(c) Incentive and Savings Plans; Retirement and Life Insurance Programs.  In addition to the Base Salary and Bonus payable as hereinabove provided, during the Employment Period, the Executive shall be eligible to participate in (i) incentive and savings plans and programs, including stock option plans and other equity-based compensation plans, and (ii) in all retirement and life insurance plans, in each case, which the Corporation may from time to time make available to senior executives of the Corporation or any affiliated company.

(d) Benefit Plans.  During the Employment Period, the Executive, his spouse or domestic partner and the members of his immediate family (to the extent permitted by, the applicable plan), as the case may be, shall be entitled to participate in or be covered under all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs of the Corporation and its affiliated companies (at the most favorable level of participation and providing highest levels of benefits available to him) as in effect (i) on the date hereof or (ii) if more favorable to the Executive, as in effect at any time thereafter with respect to the Executive or other executives with comparable responsibilities.  To the extent members of the Executive's immediate family or his domestic partner are not entitled to or not included in the coverage under any of the Corporation's benefit plans, the Corporation shall obtain coverage for any such family members on an individual basis.

(e) Club Memberships.  During the Employment Period, the Corporation shall pay all initial and annual fees and all other reasonable expenses relating to membership in up to two (2) business or social clubs to be selected by the Executive in his sole discretion.

(f) Automobile.  During the Employment Period, the Corporation shall pay all costs and expenses relating to the purchase or lease, use, and maintenance of a luxury automobile to be dedicated to the sole use of the Executive.

(g) Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable travel, entertainment and other expenses incurred by the Executive in connection with the performance of his duties hereunder in accordance with such policies and procedures as the Corporation may from time to time establish.

(h) Vacation and Fringe Benefits.  During the Employment Period, the Executive shall be entitled to paid vacation consisting of four (4) weeks per year to be taken at such times selected by the Executive and reasonably acceptable to the Corporation, such vacation to accrue ratably during the Employment Period; such other paid holidays as may be accorded to employees of the Corporation as well as up to ten (10) paid personal days per year to be taken at such times as may be selected by the Executive.

(i) Expense Reimbursement.  It is intended that any expense reimbursement made under this Agreement shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").  Notwithstanding the foregoing, if any expense reimbursement shall be determined to be 'deferred compensation' within the meaning of Section 409A of the Code, including without limitation any reimbursement under Sections 6(e), 6(f) and 6(g), then the reimbursement shall be made to the Executive as soon as practicable after submission of the reimbursement request, but no later than December 31 of the year following the year during which such expense was incurred.  Any reimbursement amount provided in one year shall not affect the amount eligible for reimbursement in another year and the right to such reimbursement shall not be subject to liquidation or exchange for another benefit.

7. Termination.

(a) Death or Disability.  This Agreement shall terminate automatically upon the Executive's death.  The Corporation may terminate this Agreement, after having established the Executive's Disability, by giving to the Executive written notice of its intention to terminate his employment, and his employment with the Corporation shall terminate effective on the 90th day after receipt of such notice if, within 90 days after such receipt, the Executive shall fail to return to full-time performance of his duties.  For purposes of this Agreement, "Disability" means disability which would entitle the Executive to receive full long-term disability benefits under the Corporation's long-term disability plan, or if no such plan shall then be in effect, any physical or mental disability or incapacity which renders the Executive incapable of performing the services required of him in accordance with his obligations under Section 5 hereof for a period of more than 120 days in the aggregate during any 12-month period during the Employment Period.

(b) Voluntary Termination.  Notwithstanding anything in this agreement to the contrary, the Executive may, upon not less than 90 days' written notice to the Corporation, voluntarily terminate employment for any reason, provided that any termination by the Executive pursuant to Section 7(d) on account of Constructive Termination shall not be treated as a voluntary termination under this Section 7(b).

(c) Cause.  The Corporation may terminate the Executive's employment for Cause.

(d) Constructive Termination.  The Executive may terminate his employment for Constructive Termination.

(e) Notice of Termination.  Any termination by the Corporation for Cause or by the Executive for Constructive Termination shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 16(c).  For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within 30 business days of the Corporation's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Constructive Termination, within 90 days of the Executive's having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than 15 days after the giving of such notice).  The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Constructive Termination shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

(f) Date of Termination.  For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be and (ii) in all other cases, the actual date on which the Executive's employment terminates during the Employment Period.

8. Obligations of the Corporation upon Termination.  Upon termination of this Agreement the Corporation shall have the following obligations:

(a) Death. If the Executive's employment is terminated during the Employment Period by reason of the Executive's death, the Corporation shall (i) continue to pay, in accordance with the Corporation's normal payroll policy, to the Executive's legal representatives the Executive's full Base Salary for a period of one year from the Date of Termination, (ii) provide the Executive's family members with the benefits provided under Sections 6(d) and 6(f) for a period of one year from the Date of Termination, (iii) pay to the Executive's legal representatives any compensation previously deferred by the Executive and not yet paid by the Corporation and any accrued vacation pay not yet paid by the Corporation and (iv) pay to the Executive's legal representatives any other amounts or benefits owing to the Executive's beneficiaries under the then applicable employee benefit plans or policies of the Corporation, in accordance with the terms thereof (such amounts specified in clauses (iii) and (iv) are hereinafter referred to as "Accrued Obligations").

(b) Disability.  If the Executive's employment is terminated by reason of the Executive's Disability, the Corporation shall (i) continue to pay, in accordance with the Corporation's normal payroll policy, to the Executive his full Base Salary for a period of one year from the Date of Termination, (ii) provide the Executive and his family members with the benefits provided under Sections 6(d) and 6(f) for a period of one year from the Date of Termination, and (iii) pay to the Executive the Accrued Obligations.

(c) Non-Renewal by Executive.  If, during the Employment Period, the Executive's employment shall be terminated due to the Executive giving a Non-Renewal Notice, the Corporation shall pay the Executive all Base Salary and benefits to which the Executive is entitled pursuant to Section 6 through the Date of Termination and the Accrued Obligations.  Unless otherwise directed by the Executive, the Executive shall be paid all such Accrued Obligations in a lump sum in cash within 30 days of the Date of Termination and the Corporation shall have no further obligations to the Executive under this Agreement.

(d) Termination by the Corporation for Cause.  If, during the Employment Period, the Executive's employment shall be terminated by the Corporation for Cause, the Corporation shall (i) pay the Executive all Base Salary and benefits to which the Executive is entitled pursuant to Section 6 through the Date of Termination, (ii) provide the Executive and his family members with the benefits provided under Section 6(d) for a period of six (6) months from the Date of Termination, and (iii) pay to the Executive the Accrued Obligations.

(e) Voluntary Termination by the Executive.  If, during the Employment Period, the Executive's employment shall be terminated by the Executive (other than on account of Constructive Termination), the Corporation shall (i) continue to pay, in accordance with the Corporation's normal payroll policy, to the Executive his full Base Salary for a period of six (6) months from the Date of Termination, (ii) provide the Executive and his family members with the benefits provided under Section 6(d) for a period of six (6) months from the Date of Termination, and (iii) pay to the Executive the Accrued Obligations.

(f) Termination by Corporation other than for Cause or Disability and Termination by the Executive for Constructive Termination.  If, during the Employment Period, the Executive's employment terminates due to the Corporation giving a Non-Renewal Notice or the Corporation terminates the Executive's employment other than for Cause or Disability, or the Executive terminates his employment for Constructive Termination, the Corporation shall pay or provide to the Executive the following:

(i) Cash Payment.  The Corporation shall pay to the Executive in a lump sum in cash fifteen (15) days after the Date of Termination the aggregate of the following amounts:

(A) if not theretofore paid, the Executive's Base Salary through the date of Termination (plus, in the case of termination without Cause, two weeks of Base Salary in lieu of notice) at the rate in effect on the Date of Termination; and

(B) two (2) times the Executive's Base Salary, at the rate in effect on the Date of Termination.

(ii) Bonus.  A pro-rata portion of the Bonus received in the year immediately prior to the year of the Date of Termination, if any (based upon the number of days the Executive was employed by the Corporation during the year in which the Executive's employment terminates), payable in the same manner and at the same time as other senior officers of the Corporation, as if the Executive remained employed through the applicable payment date.

(iii) Benefit Plans.  Pay to the Executive any other amounts or benefits owing to the Executive under the then applicable employee benefit plans or policies of the Corporation, in accordance with the terms thereof.

(iv) Benefits Continuation.  For the period from the Date of Termination to December 31, 2018 or through the date which is eighteen (18) months from the Date of Termination, whichever period is longer, the Corporation shall provide to the Executive, his spouse or domestic partner and members of his immediate family, as the case may be, the benefits described in Section 6(d) on the same terms as described in Section 6(d), and for the automobile provided under Section 6(f).  All rights under this Section 8(f)(iv) shall cease immediately upon the Executive's violation of Section 13(b).

(v) Deferred Payment.  The Corporation shall pay the Executive any amounts payable under Sections 8(f)(v) and 8(f)(iv) on the terms and conditions of the applicable plan or policy.

(vi) Discharge of Corporation's Obligations.  Subject to the performance of its obligations under this Section 8(f), the Corporation shall have no further obligations to the Executive under this Agreement in respect of any termination by the Executive for Constructive Termination or by the Corporation other than for Cause or Disability, except to the extent expressly provided under Sections 12 or 14 hereof or under any of the plans referred to in Sections 6(c) or 6(d) hereof.

9. Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Corporation or any of its affiliated companies, including, but not limited to, stock option or restricted stock agreements.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

10. 280G.  Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement or otherwise would be an "Excess Parachute Payment," within the meaning of Section 280G of the Code, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will either be (i) reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment or (ii) delivered in full, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax (and any equivalent state of local excise taxes), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payment or benefits, notwithstanding that all or some portion of such payments or benefits may be subject to the excise tax.  The fact that the Executive's right to payments or benefits may be reduced by reason of the limitations contained in this Section 10 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement.  In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 10, cash severance payable hereunder shall be reduced first, then other cash payments that qualify as Excess Parachute Payments payable to the Executive, then non-cash benefits shall be reduced, as determined by the Corporation.

11. Full Settlement.  Except as provided in Sections 8(f)(iv) and 13(b), the Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise.  In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.  In the event that the Executive shall in good faith give a Notice of Termination for Constructive Termination and it shall thereafter be determined that Constructive Termination did not take place, the employment of the Executive shall, unless the Corporation and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, by mutual consent of the Corporation and the Executive and, except as provided in the last preceding sentence, the Executive shall be entitled to receive only those payments and benefits which he would have been entitled to receive at such date had he terminated his employment voluntarily at such date under this Agreement.

12. Legal Fees and Expenses.  In the event that a claim or payment or benefits under this Agreement is disputed, the Corporation shall pay all reasonable attorney fees and expenses incurred by the Executive in pursuing such claim, provided that Executive is successful as to at least part of the disputed claim by reason of arbitration (as set forth in Section 16(g)) or settlement.

13. Special Obligations of the Executive.

(a) Confidential Information.  The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation or any of its affiliated companies, and their respective businesses, (i) obtained by the Executive during his employment by the Corporation or any of its affiliated companies and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by the Executive).  After termination of the Executive's employment with the Corporation, the Executive shall not without the prior written consent of the Corporation, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it.  In no event shall an asserted violation of the provisions of this Section 13(a) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

(b) Noncompetition.  In order for the Corporation to reasonably protect its interests against the competitive use of any confidential information, knowledge or relationships concerning the business of the Corporation and its affiliated companies to which the Executive has access because of the special nature of his employment, the Executive shall not during the Employment Period and for a period of six months thereafter, directly or indirectly, by ownership of securities or otherwise, engage in any business organization whose activities are competitive in any state of the United States or in any foreign country with activities in which the Corporation and/or its affiliated companies are engaged in such state or country, or become associated with or render services to any person, business or enterprise so engaged.  Mere ownership as an investor of not more than 5% of the securities of a corporation or other business enterprise shall not be deemed an association with such corporation or enterprise.

14. Successors.

(a) This Agreement is personal to the Executive and, without the prior written consent of the Corporation, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors.  The Corporation shall require any successor to all or substantially all of the business and/or assets of the Corporation, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place.  For purposes of this Section 14(b), the term "Corporation" shall include the Corporation and MEC.

15. Section 409A.  This Agreement shall be interpreted and administered in compliance with Section 409A of the Code.  Any term used in this Agreement which is defined in Code Section 409A or the regulations promulgated thereunder (the "Regulations") shall have the meaning set forth therein unless otherwise specifically defined herein.  Any obligations under this Agreement that arise in connection with Executive's "termination of employment," "termination" or other similar references shall only be triggered if the termination of employment or termination qualifies as a "separation from service" within the meaning of §1.409A-1(h) of the Regulations.  Notwithstanding any other provision of this Agreement, if at the time of the termination of the Executive's employment, the Executive is a "specified employee," as defined in Section 409A or the Regulations, and any payments upon such termination under this Agreement hereof will result in additional tax or interest to the Executive under Code Section 409A, the Executive will not be entitled to receive such payments until the date which is six (6) months after the termination of the Executive's employment for any reason, other than as a result of the Executive's death or disability (as such term is defined in Code Section 409A or the Regulations).  In addition, if any provision of this Agreement would subject the Executive to any additional tax or interest under Code Section 409A, then the Corporation shall reform such provision; provided that the Corporation shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting the Executive to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation.

16. Miscellaneous.

(a) Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, applied without reference to principles of conflict of laws.

(b) Amendments.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c) Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

36 Salt Bush
Irvine, California 92603

If to the Corporation:

Monster Beverage Corporation
1 Monster Way
Corona, California 92879
Attention:  Board of Directors

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(d) Tax Withholding.  The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f) Captions.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(g) Arbitration.  Except with respect to the rights of the Corporation to apply to a court of law or equity for equitable relief in the event of the breach by the Executive of any of the provisions of Section 13 of this Agreement, or as may be otherwise required by law, any controversy or claim arising out of or relating to Executive's employment with the Corporation or any agents of the Corporation shall be settled by arbitration administered by the JAMS' rules for the resolution of employment disputes in Orange County, California, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  The applicable JAMS' rules may be viewed on line at http://www.jamsadr.com/rules-employment-arbitration. In the spirit of expeditious and efficient resolution of any disputes, Executive and the Corporation also agree that any dispute between the parties shall be resolved without the inclusion of any other employees or third parties included as parties to the arbitration proceeding, be it as individuals, as part of a collective action, or as part of a representative class, unless both Executive and the Corporation agree to such consolidation after a dispute has arisen.  If any part of this paragraph is deemed unenforceable Executive and the Corporation further agree that it may be severed without affecting the other terms of this Agreement, including the requirement to arbitrate all disputes.

(h) Entire Agreement.  This Agreement (including the exhibit hereto) contains the entire agreement between the parties with respect to the subject matter hereof, supersedes the 2003 Employment Agreement and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Corporation has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

MONSTER BEVERAGE CORPORATION

By:	/s/ Rodney C. Sacks
Title:	Chairman

EXECUTIVE:

/s/ Hilton H. Schlosberg
Hilton H. Schlosberg